Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the use of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Denny’s Corporation as of December 28, 2016 and December 30, 2015, and the related consolidated statements of income, comprehensive income, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 28, 2016, and the effectiveness of internal control over financial reporting as of December 28, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP
Greenville, South Carolina
May 10, 2017